Exhibit 21.1

SUBSIDIARIES OF ASIAINFO-LINKAGE, INC.

Subsidiary	State or Other Jurisdiction of Incorporation

AsiaInfo H.K. Limited	Hong Kong

AsiaInfo-Linkage (H.K.) Systems Co. Ltd.	Hong Kong

AsiaInfo-Linkage Technologies (Chengdu), Inc.	China

AsiaInfo-Linkage Technologies (China), Inc.	China

Bonson Information Technology Ltd.	British Virgin Islands

Beijing Star VATS Technologies, Inc.	China

Lenovo-AsiaInfo Technologies, Inc.	China

Lenovo Computer System and Technology Services Ltd.	China

Shanghai Xinjia Information and Technology Co., Ltd.	China

AsiaInfo International Pte Ltd.	Singapore

SmartCall Holding Ltd.	Cayman Islands

SmartCall Group Ltd.	Hong Kong

Beijing Shangxin Yitong Information and Technology Co., Ltd.	China

Beijing Zhongxinjia Sci-Tech Development Co., Ltd.	China

Zhongbo Software Technology Co. Ltd.	China

AsiaInfo-Linkage (H.K.), Ltd.	Hong Kong

AsiaInfo-Linkage Technologies Investment Ltd.	British Virgin Islands

Hong Kong AsiaInfo-Linkage Technology Limited	Hong Kong

Linkage-AsiaInfo Technologies (Nanjing), Inc.	China

Jiangsu Linkage-AsiaInfo Technology Co., Ltd.	China

Suzhou United New-AsiaInfo Information Science and Technology Corporation	China